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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b).
                           (AMENDMENT NO. _________)*


                                 InforMax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45677N 205
        -----------------------------------------------------------------
                                 (CUSIP Number)


                                 October 2, 2000
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G


--------------------------------------------    --------------------------------
CUSIP No.      45677N 205                        Page   1       of    5    Pages
          --------------------------                  ------        ------
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
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Vadim Babenko, Ph.D.

--------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                           (a) [ ]



                                                                                                      (b) [ ]
--------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

               Russia
--------------------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

       NUMBER OF                       2,434,950
         SHARES         --------------------------------------------------------------------------------------
      BENEFICIALLY      6     SHARED VOTING POWER
        OWNED BY
          EACH                         0
       REPORTING        --------------------------------------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
          WITH:
                                     2,434,950
                        --------------------------------------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,434,950
--------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                      [ ]
--------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 11.1%
--------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------------------------------------



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                                  SCHEDULE 13G


--------------------------------------------    --------------------------------
CUSIP No.      45677N 205                        Page     2      of   5    Pages
          --------------------------                   -------      ------
--------------------------------------------    --------------------------------

Item 1(a)      Name of Issuer:

               InforMax, Inc.

      (b)      Address of Issuer's Principal Executive Offices:

               6010 Executive Blvd.
               10th Floor
               Rockville, MD  20852

Item 2(a):     Name of Persons Filing:

               Vadim Babenko, Ph.D.

      (b)      Address of Principal Business Office or, if none,
               Residence:

               6010 Executive Blvd.
               10th Floor
               Rockville, MD  20852

      (c)      Citizenship:

               Russia

      (d)      Title of Class of Securities:

               Common stock, par value $.001 per share

      (e)      CUSIP Number:

               45677N 205

Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

               Not applicable.



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                                  SCHEDULE 13G


--------------------------------------------    --------------------------------
CUSIP No.      45677N 205                        Page     3     of     5   Pages
          --------------------------                   -------      ------
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Item 4:        Ownership:

               As of December 31, 2000:

               (a)    Amount Beneficially Owned:

                      2,434,950

               (b)    Percent of class:

                      11.1%

               (c)    Number of shares to which such person has:

                      (i)    Sole power to vote or to direct the vote:

                             2,434,950

                      (ii)   Shared power to vote or to direct the vote:

                             None

                      (iii) Sole power to dispose or to direct the disposition of:

                             2,434,950

                      (iv) Shared power to dispose or to direct the disposition of:

                             None

Item 5:        Ownership of Five Percent or Less of Class:

               Not applicable.

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.



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                                  SCHEDULE 13G

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CUSIP No.      45677N 205                        Page    4     of     5    Pages
          --------------------------                   ------       ------
--------------------------------------------    --------------------------------


Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not applicable.

Item 8:        Identification and Classification of Members of the Group:

               Not applicable.

Item 9:        Notice of Dissolution of Group:

               Not applicable.

Item 10:       Certification:

               Not applicable.


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CUSIP No.      45677N 205                        Page     5      of    5   Pages
          --------------------------                    ------      ------
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                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Date:  February 12, 2001



                                             By:/s/  Vadim Babenko, Ph.D.
                                                -------------------------------
                                                   Vadim Babenko, Ph.D.